Contact:
Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS®, INC. REPORTS PERIOD TEN AND THIRD FISCAL QUARTER
SAME-STORE SALES AND GIVES GUIDANCE

CARPINTERIA, Calif. – November 11, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today period ten company-operated same-store sales for the period ended November 2, 2009, for Carl’s Jr.® and Hardee’s®.

Brand	Period 10		Third Quarter		Fiscal Year to Date
	FY 2010	FY 2009	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	-7.0%	0.0%	-5.2%	+0.5%	-5.5%	+2.9%
Hardee’s	-3.4%	+2.1%	-1.8%	+1.3%	-0.4%	+1.1%
Blended	-5.4%	+1.0%	-3.7%	+0.9%	-3.3%	+2.1%

“Unemployment rates have continued to worsen while our competitors have escalated the deep discount burger wars.  Both of these events are having an adverse impact on same-store sales results for everyone including us,” said Andrew F. Puzder, Chief Executive Officer.   “We remain focused on same-store sales while maintaining our brand positioning and improving our restaurant operating margins.  In this respect, and as discussed more fully below, we are forecasting that our company operated restaurant level margins will improve from 17.9% in the third quarter of fiscal 2009 to between 18.0% and 18.3% for the third quarter of fiscal 2010 despite an increase of approximately 80 basis points in depreciation expense, primarily related to our ongoing remodel program.”

Mr. Puzder continued, “We continue to move forward with our sales-building initiatives focused on increasing awareness of our excellent value-for-the-money premium products, such as the recently introduced Parmesan Chicken Sandwich at Carl’s Jr., and our mid-tier priced items like The Big Carl™ and The Big Hardee™ burgers.”

Period 10 Revenue Trends
For period ten, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Brand	Period 10		Third Quarter		Fiscal Year to Date
($ in millions)	FY 2010	FY 2009	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	$44.4	$46.8	$136.7	$140.3	$472.3	$482.6
Hardee’s	$36.5	$38.5	$109.9	$115.2	$375.2	$398.0
Total	$80.9	$85.3	$246.6	$255.5	$847.5	$880.6

For period ten, trailing-13 period average unit volume from company-operated restaurants was as follows:

Brand	Period 10
($ in thousands)	FY 2010	FY 2009
Carl’s Jr.	$1,468	$1,529
Hardee’s	$1,004	$982
Blended	$1,221	$1,221

Third Quarter Trends
As has been the practice, the Company is providing general insight on selected items for the third quarter of fiscal 2010. However, investors should be aware that the Company has yet to complete its review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or its business in general.

“The company recorded approximately $1.5 million in franchise income in the third quarter of last year related to refranchising activity and collection of previously unrecognized amounts from financially troubled franchisees. The company does not expect these payments to recur in the third quarter of fiscal 2010,” said Ted Abajian, Executive Vice President and Chief Financial Officer.

“On a consolidated basis, fiscal 2010 third quarter restaurant level margin as a percentage of company-operated restaurants revenue is anticipated to increase to 18.0 percent to 18.3 percent as compared to the third quarter of fiscal 2009, when consolidated restaurant level margin was 17.9 percent.

“We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 165 to 175 basis points lower than our results for the third quarter of fiscal 2009. In the prior year third quarter, food and packaging costs on a consolidated basis were 30.0 percent of company-operated restaurants revenue.

“We expect labor and employee benefit costs as a percentage of company-operated restaurants revenue to be 100 to 110 basis points higher than our results for the third quarter of fiscal 2009. In the prior year third quarter, labor and employee benefit costs on a consolidated basis, were 27.9 percent of company-operated restaurants revenue.

“We anticipate consolidated occupancy and other costs as a percentage of company-operated restaurants revenue for the third quarter will be approximately 35 to 45 basis points higher than the results reported in the third quarter of fiscal 2009 primarily due to an increase in depreciation expense of approximately 80 basis points related to our ongoing remodel program and the deleveraging impact of our blended same-store sales decline during the third quarter of fiscal 2010. In the prior year third quarter, occupancy and other costs on a consolidated basis, were 24.2 percent of company-operated restaurants revenue.

“The company expects interest expense for the third quarter to be approximately $6.4 million. This figure includes interest paid on the Company’s term loan and revolving credit facility, as well as an estimated $3.6 million unfavorable adjustment to mark-to-market the Company’s interest rate swap agreements.”

Upcoming Communications
The Company will report period eleven same-store sales and third quarter earnings results on or about December 8, 2009.

Safe Harbor Disclosure
Matters discussed in this press release contain forward-looking statements including expectations relating to future brand strategies and discount pricing impact on profitability and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores; changes in economic conditions which may affect the Company’s business and stock price; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in consumer preferences and perceptions; changes in the price or availability of commodities; changes in the Company’s suppliers’ ability to provide quality products to the Company in a timely manner; the effect of the media’s reports regarding food-borne illnesses and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; increased insurance and/or self-insurance costs; the Company’s ability to select appropriate restaurant locations, construct new restaurants, complete remodels of existing restaurants and renew leases with favorable terms; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010 second quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,140 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,212 Carl’s Jr. restaurants and 1,915 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

Source: CKE Restaurants, Inc.